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Exhibit 10.35

TENANCY AGREEMENT FOR SUCHUN INDUSTRIAL SQUARE

        This Tenancy Agreement is made between:

A—China-Singapore Suzhou Industrial Park Land Co., Ltd.
 (hereinafter referred to as "Landlord"); AND

B—Benchmark Electronics (Suzhou) Co., Ltd.,
 (hereinafter referred to as "Tenant")

Under relevant laws and legislation of the People's Republic of China on the basis of equality and friendly negotiation on 19 August 2002.

Hereinafter collectively referred to as "Parties" and individually as a "Party ".

IT IS AGREED between the Parties that

1
The Landlord lets and the Tenant takes the interest in the Premises upon all the terms and conditions of this Tenancy;

2
All the clauses of this Tenancy as the following shall be read and construed as a whole, and the Tenant covenants with the Landlord to be bound by the following terms and conditions in each unit and vice versa.

PARTICULARS OF TENANCY

1	PREMISES	:	The Premises refers to:
(i)
The ready-built factory, Block 1 Unit A ("Building") of SuChun Industrial Square erected in the land known as No. 428 Xing Long street Su Chun Road, Suzhou Industrial Park thereon containing a gross built-up area of approximately Eleven Thousand One Hundred and Thirty-three (11,133.13) square meters ("Gross Floor Area"); and
(ii)
Any Landlord's installations within the Premises. The Gross Floor Area has been subject to final survey by the Authorities and the Authorities have confirmed that the actual area equals the Gross Floor Area. The Premises is more particularly delineated and edged in red on the plan in Annex 1.
2	APPROVED USE	:
Manufacture of printed circuit board assemblies and systems as well as engineering, design, manufacturing, assembly, testing and processing of electronic products and systems integration; the sale of the Company's products and after sales services.
3	TERM OF TENANCY	:	Three (3) years and Three (3) months (including the Rent Free Period and Rent Period), Term, from 1 September 2002 to 30 November 2005.
4	POSSESSION DATE	:	The first day of the TERM, that is 1st day of September 2002 ("Possession Date")
5	RENT	:	Rent is to be paid during Rent Period at an annual rent of:

(a)
Renminbi One Million Seven Hundred Seventy-Two Thousand Five Hundred Twenty-Nine and Cent Sixty-Seven (RMB1,772,529.67) for a twelve (12) month period commencing from the first day of the Rent Period and ending on 30thday of November 2003 ("the first year of the Rent Period") calculated at the rate of Renminbi One Hundred Fifty-Nine and Cents Twenty-One (RMB159.21) per square meter per annum of the Gross Floor Area to be paid by quarterly installments of Renminbi Four Hundred Forty-three Thousand One Hundred Thirty-Two and Cent Forty-Two (RMB443,132.42) on the Due Dates except where pro-rated in accordance with Clause 2 of this Tenancy;
(b)
Renminbi One Million Nine Hundred Ninety-Four Thousand and Ninety-Five and Cent Eighty-eight (RMB1,994,095.88) for a twelve (12) month period commencing from the day immediately following the expiration of the first year of the Rent Period and ending on 30th day of November 2004 ("the second year of the Rent Period") calculated at the rate of Renminbi One Hundred Seventy-Nine and Cents Eleven (RMB179.11) per square meter per annum of the Gross Floor Area to be paid in advance by equal quarterly installments of Renminbi Four Hundred Ninety-Eight Thousand Five Hundred Twenty-Three and Cent Four Thousand Eight Hundred Seventy-Six and Cent Ninety-Seven (RMB498,523.97) on the Due Dates;
(c)
Renminbi Two Million Two Hundred Fifteen Thousand Six Hundred Sixty-Two and Cent Nine (RMB2,215,662.09) for a twelve (12) month period commencing from the day immediately following the expiration of the second year of the Rent Period and ending on 30th day of November 2005 ("the third year of the Rent Period") calculated at the rate of Renminbi One Hundred Ninety-Nine and Cents Two (RMB199.02) per square meter per annum of the Gross Floor Area to be paid in advance by equal quarterly installments of Renminbi Five Hundred Fifty-Three Thousand Nine Hundred and Fifteen and Cent Fifty-Two (RMB553,915.52) on the Due Dates except where pro-rated in accordance with Clause 2 of this Tenancy.
6	RENT FREE PERIOD	:
Rent Free Period is a total period of Three (3) months commencing from the Possession Date and ending on 30th day of November 2002 (both dates are inclusive). During Rent Free Period, the Tenant shall pay all charges (including but not limited to Service Charge) as may be payable under this Tenancy except the Rent.
7	RENT PERIOD	:	Rent Period is a period of Thirty-Six (36) months, commencing from the 1st day of December 2002 and ending on 30th day of November 2005.

8	SERVICE CHARGE	:
Service Charge is to be paid during the Term at a annual rate of Renminbi Five Hundred Fifty-Three Thousand Nine Hundred Fifteen and Cent Fifty-Two (RMB553,915.52) only payable by equal quarterly installments of Renminbi One Hundred Thirty-Eight Thousand Four Hundred Seventy-Eight and Cent Eighty-Eight (RMB138,478.88) each on the Due Dates except where pro-rated in accordance with Clause 2 of this Tenancy.
The Service Charge is calculated at the rate of Renminbi Forty-Nine and Cent Seventy-Five (RMB49.75) per square meter per annum of the Gross Floor Area, unless otherwise stated herein.
9	DUE DATES
The dates on which the payments of Rent and Service Charge are due under this Tenancy, which shall be the 1st day of each of the months of January, April, July and October in every year during the Term.
10	SECURITY DEPOSIT	:
Cash in the sum of Renminbi Four Hundred Ninety-Eight Thousand Five Hundred Twenty-Three and Cent Ninety-Seven only (RMB498,523.97) equivalent to Three (3) months' rental of the second year Rent Period.
11	UTILITY DEPOSIT	:
Cash in the sum of Renminbi One Hundred Sixty-Six Thousand One Hundred Seventy-Four and Cent Sixty-Six only (RMB166,174.66) equivalent to One (1) month's rental of the second year Rent Period. The Utility Deposit shall be paid on or before the Date of Possession.
12	BANK ACCOUNT OF SIP LAND		For payment, the bank account details are as the following;
(i) Payee's name : China-Singapore Suzhou Industrial Park Land Co.,Ltd.
(ii) RMB Account No: 321-98010551-22
(iii) Bank : Agriculture Bank of China, Suzhou Industrial Park Sub-Branch
13	EFFECTIVE DATE	:	This Tenancy Agreement shall become effective upon both Parties' execution of this Agreement; however, the Term of the Tenancy shall commence on 1st of September 2002.
14	ESTATE	:	Suchun Industrial Square, No. 428 Xing Long Street, Suzhou Industrial Park.
15.	UTILITY PROVIDER	:	Telecommunication: China Telecom Electricity: Suzhou Power Supply Bureau Water, Sewerage: Suzhou Industrial Park Public Utilities Co Ltd
16.	REFURBISHMENT WORKS	:	Such as external painting, roofing works, upgrading of utility provisions and other similar refurbishment.

GENERAL TERMS AND CONDITIONS

	PART ONE	FITTING OUT OF PREMISES, PROVISION OF EM SERVICES, RENT & SERVICE CHARGE
1.	Fitting Out
1.1	The contractors employed by the Tenant may carry out fitting out activities in the Premises from the Possession Date.
1.2
The Tenant shall submit its plan for fitting out and seek the prior written endorsement of the Landlord and government authorities ("Authorities") before commencing any fitting out activities. Upon Landlord's receipt of Tenant's request for Landlord's written endorsement, Landlord shall advise Tenant in writing within five (5) business days of receipt of such request of Landlord's endorsement or rejection and the reasons therefore. Landlord, upon Tenant's request, shall exercise its best efforts to assist Tenant in obtaining any necessary approvals from the Authorities.
1.3	The Tenant shall accept the guidance from the Landlord and/ or its authorized persons while carrying out fitting out.
1.4	The Tenant shall, at its own cost and expense, remove debris and remedy damage to the Premises caused by the Tenant's contractors.
2.	Payment of Rent
2.1	The Tenant shall pay Rent in accordance with this Tenancy. The Rent shall be payable on the Due Dates with effect from the first day of the Rent Period.
2.2
On or before the first day of the Rent Period, the Tenant shall pay the pro-rated Rent payable for the first day of the Rent Period to the day immediately preceding the next Due Date. When required under this Tenancy, Rent and Service Charge shall be pro-rated in accordance with the following formulae:
Pro-rated Rent or Service Charge = (Actual days in period for which Rent or Service Charge is pro-rated ÷ 365) × applicable annual Rent or Service Charge.
2.3	If any of the Due Dates falls on a Non-Working Day, the Tenant shall be liable to pay the relevant Rent payment due on such date only on the first Working Day immediately following such date.
3.	Provision of Estate Management (EM) Services & Payment of Service Charge
3.1
The Landlord shall provide the EM Services as referred to in Annex 2 herein in accordance with this Tenancy. In consideration, the Tenant shall pay Service Charge as charged or imposed by the Landlord in accordance with this Tenancy, which shall be payable on the Due Dates with effect from the Possession Date.
3.2
On or before the Possession Date, the Tenant shall pay the pro-rated Service Charge for the period from the Possession Date to the day immediately preceding the next Due Date, except as provided for in Clause 10.1.
3.3	If any of the Due Dates falls on a Non-Working Day, the Tenant shall be liable to pay the relevant Rent payment due on such date only on the first Working Day immediately following such date.
3.4	The Service Charge shall be fixed for the Term of this Tenancy and any extensions thereof under Section 30 of this Agreement.

4.	Interest & Other Payments
4.1
The Tenant shall pay interest at the rate of two percentage points (2%) above the 12-month working capital lending interest rate of the Bank of China, Suzhou Branch of the due date in respect of any outstanding monies due and payable under the Tenancy from the due dates until full payment is received by the Landlord.
4.2	The Tenant shall pay the interest without demand and deduction all other sums due and payable under this Tenancy.
5.	Security Deposit
5.1
A sum of Renminbi Four Hundred Ninety-Eight Thousand Five Hundred Twenty-Three and Cent Ninety-Seven (RMB498,523.97) which is equivalent to Three (3) months' of the second year Rent Period and shall be paid by the Tenant in the following manner:
	a)	A sum equivalent to Two (2) months' rent of the second year Rent Period within the 7 working days of the signing of the Letter of Offer, and
	b)	A sum equivalent to One (1) month's rent of the second year Rent Period within the 7 working days of the signing of the Tenancy Agreement.

Landlord hereby agrees and acknowledges that it has already received good funds in the amount of Renminbi Three Hundred ThirtySix Thousand Five Hundred Eighty-Four and Cent Forty-Six (RMB 336,584.46) from Tenant for the portion of the Security Deposit required under Section 5.1(a). Since the amount Landlord actually received from Tenant is greater than the amount required by Section 5.1(a), the Parties agree that Tenant may deduct the difference in the amount of Renminbi Four Thousand Two Hundred and Thirty Five and Cent Thirteen (RMB4,235.13) from its first Rent payment, unless Landlord refunds said amount to Tenant prior to Tenant making the first Rent payment.
5.2
The Security Deposit shall not be deemed or treated as payment of Rent or Service Charge or any part thereof by the Tenant but shall be used by the Landlord as security for the due performance of the Tenant' s Obligations and against any damages to the Premises traced back to the Tenant's activities.
5.3
The Landlord shall be entitled to make deductions from the Security Deposit to remedy the breach of the Tenant's Obligations or damage to the Premises traced back to the Tenant's or its authorized person's activities. The Security Deposit shall be maintained throughout the Term.
5.4
Where the Landlord has used the whole or part of the Security Deposit in accordance with Clause 5.3, the Landlord shall issue a seven (7) days' written notice to the Tenant stipulating the amount of the Security Deposit used, and the Tenant shall pay the Landlord upon the expiry of the notice the amount stated therein.
5.5
In the event that the remedial cost for the damage or breach exceeds the Security Deposit, the Landlord shall issue a seven (7) days' written notice to the Tenant to pay the excess remedial cost and replace the Security Deposit upon the expiry of the notice.
5.6
In the event that this Tenancy is terminated prior to the expiration of the Term or any extensions thereof, the Security Deposit shall be handled in accordance with Clause 32, 35, or 36, as applicable.
5.7	The Landlord shall return the Security Deposit without interest within thirty (30) days from the expiration of Term subject to Clause 5.6 and such deductions permitted under Clause 5.3.

	PART TWO	OTHER CHARGES
6		Property Tax
6.1		The Landlord shall pay property tax and land use fees payable in respect of the Premises.
6.2
In the event that the Tenant erects any structure on the Premises causing the property tax to be increased by the Authorities, the Tenant shall be liable to pay such tax increment to the Authorities. Where such tax increment is charged to the Landlord, the Tenant shall reimburse the Landlord for the tax paid.
7		Outgoings in Respect of Tenant's Business
7.1
The Tenant shall pay all costs, expenses and taxes whatsoever which may be imposed or charged upon or in respect of the Tenant's business operations in order to ensure that the Tenant's failure to pay the same does not affect or prejudice the Landlord's interest in the Premises and/or the Estate.
8		Cost of Documents & Leasing Permit
8.1		The Parties shall each bear their own stamping and legal costs for this Tenancy.
8.2		The Parties shall equally be liable for all reasonable expenses incurred for the preparation, stamping and issuance of future documents related to this Tenancy unless otherwise required by the Law.
8.3		The Landlord shall procure Leasing Permit at its own cost and assist the Tenant to register this Tenancy with the Authorities. The cost for such registration shall be shared equally by the Parties.
9		Cost of Enforcement
9.1
The Party in breach of this Tenancy shall pay all reasonable costs and expenses incurred by the other Party in connection with the enforcement of this Tenancy to be observed or performed by the Party in breach.
	PART THREE	UTILITIES
10		Provision of Connection to Utilities
10.1
On or before the Possession Date, the Landlord shall, at its own expense, provide the Premises and/or the Building with connections to electricity, water, telecommunication/telephone lines, and sewage utilities for the capacity as stated in Annex 3. If, within forty-five (45) days of Tenant making application and necessary payment for utilities, such utilities are not available in the capacity stated in Annex 3 by the Possession Date, Tenant shall be permitted to take possession of the Premises, but shall be excused from paying Rent and/or the Service Charge for the time such utility connections are not available. The Landlord shall be responsible to rectify any defects affecting such utility connections and bear the cost of such rectification works, except where it can be demonstrated that the defect has been caused by the Tenant's activities.
10.2
Subject to the Landlord's and or relevant Authorities' approval, in the event that the Tenant requires higher capacity of electricity, water, telecommunication, and/or sewage utilities than stated in Annex 3 for the Premises, the Tenant shall pay the additional engineering connection, enhancement or such other fees imposed by the Authorities in relation to the additional connections and/or capacity for the said utilities.

10.3
The Tenant agrees that the Landlord, its authorized persons or the Utility Providers shall be allowed to enter the Premises during reasonable business hours for the purpose of inspection, measurement, survey, maintenance, repair or for the installation of water, electricity, telephone, telecommunication or other public utility connections, provided Tenant is provided with prior written notice at least three (3) business days prior to the entry. Any resulting inconvenience or disturbance that does not unduly interfere with Tenant's business operations thus caused shall not be a cause for the termination of this Agreement or an action for damages by the Tenant.
11	Supply of Utilities and Payment of Utility Charges
11.1	Notwithstanding Clause 10, the Landlord is not responsible for the continuity of supply or the quality of utilities provided by the Utility Providers for the Premises.
11.2
Where the Tenant requires additional capacity of, variety of utilities and/or connections thereto, the Tenant shall make the necessary application to the Utility Providers, subject to the approval of Authorities (if required) and the prior written approval of the Landlord, which shall not be unreasonably withheld. The Tenant shall at its own cost and expense, be responsible for the installation, connection and maintenance of such additional utility connections.
11.3
The Tenant shall be responsible for all charges, taxes and duties in respect of all utilities used by the Tenant; however, except for telecommunication charges, Tenant shall reimburse the Landlord for all charges, taxes and duties paid by the Landlord directly to the Utility Providers in advance for the Tenant in relation to the utilities for the Premises. Tenant shall be responsible for paying directly to the telecommunication utility provider for telecommunication lines used by Tenant.
12	Utility Deposit
12.1	The Tenant shall place an Utility Deposit with the Landlord for the purposes of:
(i) Reimbursement to the Landlord for the Landlord's advance payment of the deposit on the Tenant's behalf to the Utility Providers to secure the connection and supply of utilities to the Premises; and
(ii) For the due performance of the Tenants Obligations under Clause 11.

Landlord represents and warrants that the Utility Deposit shall be sufficient to cover the deposit for all utilities needed by Tenant to carry on its operation at the Premises and Landlord shall fully indemnify Tenant against any other deposit required by a Utility Provider of Tenant for utilities supplied to the Premises.
12.2
The Landlord shall be entitled to utilize the whole or part of the Utility Deposit for the purpose of remedying the Tenant's breach under Clause 11. The amount of the Utility Deposit shall be maintained throughout the Term.
12.3
Where the Landlord has used the Utility Deposit in accordance with Clause 12.2, the Landlord shall issue a seven (7) days' written notice to the Tenant stipulating the amount of the Utility Deposit used, and the Tenant shall pay the Landlord upon the expiry of the notice the amount stated therein.
12.4
In the event that the Utility Deposit is insufficient to remedy the Tenant's breach under Clause 11, the Landlord shall issue a seven (7) days' written notice to the Tenant to pay the difference and to replace the Utility Deposit upon the expiry of the notice.
12.5	The Landlord shall return the Utility Deposit without interest within thirty (30) days from the expiration of Term or early termination of the Term under Clause 36 subject to Clause 12.2.

	PART FOUR	USE OF PREMISES AND BUILDING
13		Change of Name or Legal Representative
13.1		The Tenant shall submit the copy of its business license to the Landlord.
13.2		The Tenant shall within one (1) month from the change of its name or its legal representative give the Landlord the copy of its new business license.
14		Approved Use of Premises
14.1		The Premises shall only be used for the Approved Use.
14.2		The Tenant must obtain the prior written consent of the Landlord and if necessary the Authorities, to vary the Approved Use.
15		No Assignment/Subletting Without Consent
15.1
The Tenant shall not transfer, assign, charge, create a trust or agency, mortgage, let, sublet, grant a license or part with or share the possession or occupation of the Premises in whole or in part, unless the Tenant has obtained the prior written consent of the Landlord (which such consent shall not be unreasonably withheld) and the Authorities (if necessary).
15.2
The Landlord shall not transfer, assign, charge, create a trust or agency, mortgage this Tenancy or the Premises (including the land use rights to the Premises and the building ownership rights of the Building), in whole or in part, unless the Landlord has notified the Tenant thirty (30) days in advance in writing of any such assignment, charge, etc. In the case of an assignment of this Tenancy, the assignee shall assume all rights and obligations of the Landlord under this Tenancy failing which the Tenant shall have the right to terminate this Tenancy by serving the Landlord thirty (30) days' prior written notice. In the case of a charge or mortgage of the Premises (other than by way of an assignment), the Landlord shall endeavor to procure a written consent from the chargee or mortgage to this Tenancy and failing which the Tenant shall have the right to terminate this Tenancy by serving the Landlord thirty (30) days' prior written notice.
16		Commencement of Operations
16.1
The Tenant shall not commence operation in the Premises after the installation(s) of any type of machinery or equipment have been completed until a final inspection of the installation(s) has been carried out and written approval to commence operation is given by the Landlord and (if required) by the Authorities. The Landlord and/or its authorized persons shall conduct the final inspection within seven (7) calendar days of receiving the written notice from the Tenant to inspect the installation(s), and shall notify Tenant in writing within three (3) calendar days of such final inspection of Landlord's approval or rejection (and the reasons therefor).
17		Design Load of the Premises
17.1
The Tenant shall comply with the design load prescribed for the Building as stated in Annex 3. The Tenant shall not use or load the walls, ceiling or structure of the Building so as to cause strain damage or interference with the structural parts, load-bearing framework, roof, foundations, joists and external walls of the Building.
17.2
Where necessary, the Tenant shall at its own expense, and subject to the prior written consent of the Landlord and (if required) the Authorities, provide additional suitable and proper foundation for all machinery and equipment installed by the Tenant in the Building or on the Premises.

17.3	The Tenant accepts the Premises with the knowledge that the apron slabs, drains and driveways are laid directly on the ground with services laid in the ground.
17.4
The Tenant shall not cause or permit any demolition, or the like on or into the partitioning walls which separate the Premises from other units within the Building. The Tenant shall not use the partitioning walls to support or cause to support any load or object.
18	Use of the Premise
18.1	The Tenant shall not place any object, container or vehicle within the Premises which may cause any damage or injury to any property or person.
18.2
The Tenant shall not use, store or permit to be used or stored in or on the Premises any dangerous or explosive materials without the prior written consent of the Landlord and the Authorities. Landlord hereby gives consent to Tenant to use the materials specified in Annex 4 on the Premises.
18.3
The Tenant shall not install or use any of the Tenant's installations that causes heavy power surge, high frequency voltage and current, noise, vibration or any electrical or mechanical interference or disturbance whatsoever which may affect the operations of the installations of the Landlord and other occupants of the Estate.
18.4
The Tenant shall not change the appearance of the Building and the Landlord's installations in the Premise without the prior written consent of the Landlord (which such consent shall not be unreasonably withheld) and (if required) the Authorities.
19	Safety of the Building
19.1
Notwithstanding the Landlord providing security patrol within the Estate, the Tenant shall provide adequate security services for the Premises; the Tenant shall not hold the Landlord liable for any losses which may result from break-ins, theft, trespass, robbery or such other damage in the Premises or the Estate, unless such damage is proximately caused by Landlord's failure to provide security patrol within the Estate. Landlord hereby agrees to allow Tenant to connect its security system for the Premises to Landlord's guardhouse through the wireless connection.
19.2
The Landlord shall not be liable to the Tenant in respect of any accident, injury, loss or damage to the Tenant or its property, its authorized persons or their property, its visitors other than such accident, injury, loss or damage proximately caused by the Landlord's breach of this Agreement, negligence or willful misconduct and in such an event, the Landlord's liability shall be limited to direct losses incurred by the Tenant.
20	Landlord's Right of Inspection and Entry to the Premises
20.1	The Tenant shall permit the Landlord and its authorized persons to enter upon the Premises during reasonable business hours to:
(i) Provide EM Service
(ii) View or examine the state or condition of the Premises, Landlord's Installations or the Building;
(iii) Execute any repairs or works to or in connection with the Premises, the Landlord's installation or the Building which the Landlord may think fit; or
(iv) Verify, by photographs or other means, that the Tenant's obligations are observed and performed;

PROVIDED THAT prior to entry, the Landlord shall give three (3) business days' prior written notice to the Tenant stating the purpose of the entry, and PROVIDED THAT such entry does not unduly interfere with Tenant's business operations.
20.2
Upon the Landlord's request, which shall not be unreasonable, the Tenant shall remove any Tenant's installations and objects in the Premises required to be removed in order to facilitate the activities in Clause 20.1.
20.3
Where it is necessary and it is within the Tenant's responsibility under this Tenancy to do work or repairs, the Landlord may serve the Tenant with a twenty-one (21) days' written notice specifying work or repairs to be done and requiring the Tenant to execute the same diligently.
20.4
Where it is necessary to engage an external professional party to assess the damage and/or to render professional services, the Landlord shall seek the prior approval of the Tenant to engage such external professional party. In the event that the external professional party determines that the damage is traced to the Tenant's activities, the Tenant shall bear such reasonable fee and cost of survey of the external professional party.
20.5
Pursuant to Clauses 20.3 and 20.4, the Tenant shall proceed diligently and in a workman-like manner with the execution of such remedial work or repairs within the notice period and where the Tenant fails to do so, the Tenant shall permit the Landlord (who shall not be under any obligation so to do) to execute such work or repairs and the reasonable cost thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable.
21	Refurbishment Works
21.1
The Tenant accepts the Premises with full knowledge of Refurbishment Works and allows the Landlord and/or its authorized person to enter the Premises to perform such Refurbishment Works. The Landlord shall give at least seven (7) days' prior written notice to the Tenant of any Refurbishment Works that might affect the Premises.
21.2
The Tenant shall, if requested by the Landlord and within the time stipulated by the Landlord, at the Tenant's cost and expense, properly and in accordance with the Tenant's obligations under this Agreement:
(i) Remove, relocate or modify any or all of the Tenant's installations;
(ii)
Remove or relocate any of the Tenant's or its authorized persons' property existing within or outside the Building, as the Landlord may specify for the purpose of permitting the Landlord or its authorized persons to properly carry out the Refurbishment Works and improving the appearance or aesthetics of the Building,
PROVIDED THAT Landlord's request shall not be unreasonable and shall not unduly interfere with Tenant's business operations.
21.3
If the Tenant fails to observe or perform the Tenant's obligations under Clause 21.2 or any part thereof, the Landlord shall have the right (without prejudice to any other right or remedy the Landlord may have against the Tenant) to remove, relocate and/or modify any or every such Tenant's installations and objects on the Tenant's behalf, and all costs and expenses reasonably incurred thereby shall forthwith be recoverable from the Tenant as a debt.
21.4
In the event that the Landlord requires entry into the Premises for the purpose of carrying out Refurbishment Works, the Tenant shall permit the Landlord and/or its authorized persons to enter the Premises provided the Landlord serves a seven (7) days' prior written notice stating the purpose of the entry to the Tenant.

22	Notice of Damage
22.1	The Tenant shall immediately give the Landlord written notice of any significant damage of any nature or description that has occurred to the Premises or the Landlord's installations.
23	Responsibility of Damage and Parties' self-help
23.1	If the cause of any damage to the Landlord's installations, the Building, the Premises and/or the Estate can be traced back to the Tenant's or its authorized persons' activities:
(i)
The Tenant shall reinstate the Landlord's installations, the Building, the Premises and/or the Estate to the original state or such state as may be mutually acceptable by the Parties within such reasonable time as the Landlord may stipulate; and
(ii)
The Tenant shall be responsible for all proceedings, claims, losses, damages, penalties and liabilities arising out of the damage to the Landlord's installations, the Building, the Premises, and/or the Estate and such costs and expenses incurred.
23.2
Where the Landlord serves twenty-one (21) days' written notice to the Tenant to commence reinstatement works pursuant to Clause 23.1 or pursuant to a breach of any Tenant's obligations under this Agreement, and the Tenant:
	(i)	Fails to commence such reinstatement works within the notice period; or
(ii)
Has commenced reinstatement works within the notice period but has failed to complete the reinstatement works within a reasonable period of time, the Landlord shall have the absolute discretion to exercise its rights under Clause 23.3.
23.3	The Landlord, in addition to its rights of termination and any other rights and remedies, shall have absolute discretion to:
	(i)	Repair, rectify or make good anything done or omitted to be done by the Tenant or perform any act which the Tenant is obligated to perform under the Tenancy;
	(ii)	Demolish, remove, relocate or modify any Tenant's installations, goods or articles constructed, substituted or installed by the Tenant in breach of this Tenancy in the Premises or the Building;
	(iii)	Reinstate the Landlord's installations with materials of similar quality and operational characteristics; or
	(iv)	Carry out such other remedial measures as the Landlord thinks necessary.
23.4
The Tenant shall pay to the Landlord the cost of all such works and materials reasonably incurred or used by the Landlord together with an administrative charge, which shall not be more than the equivalent of ten per cent (10%) of the said costs, and such cost can be recovered from the Tenant as a debt.

23.5
In the event of any material breach of the Landlord's obligations hereunder, the Tenant shall issue a twenty-one (21) days' notice stating the reason for the material breach in writing to the Landlord requesting that the Landlord remedy or rectify the breach. In the event that the Landlord fails to commence the remedial or rectification works within fourteen (14) days of the notice or has commenced remedial or rectification works within such period but fails to complete the remedial or rectification works within thirty (30) days after the written notice has been given (unless the work requires a longer period in which case the longer period shall be applicable), the Tenant, in addition to its rights of termination and any other rights and remedies, shall have right to repair, rectify or make good anything done or omitted to be done by the Landlord or perform any which the Landlord is required to perform under this Tenancy.
Nothing in this clause shall be deemed to place on the Tenant any obligation to exercise the above rights.
23.6
Under above circumstance, the Landlord shall pay to the Tenant the costs of all such works and materials used by the Tenant together with an administrative charge (which shall not be more than the equivalent of ten percent (10%) of the said costs) and the same shall be recoverable from the Landlord as a debt.
24	Indemnity
24.1	The Tenant shall be responsible for all loss, injury or damage to any person and any moveable or immovable property arising out of or in connection with:
(i) The occupation or use of the Premises; or
(ii) Any act, neglect, omission or default of the Tenant, its authorized persons and/or its visitors; or
(iii) Breach of the Tenant's obligations under this Agreement.
24.2
The Tenant shall fully indemnify and keep indemnified the Landlord against all proceedings, reasonable costs, expenses, claims, losses, damage, penalties and liabilities in respect of any act, matter or thing done, omitted to be done or permitted or suffered to be done in contravention of the Tenant's obligations.
24.3
The Landlord indemnifies the Tenant in full and holds the Tenant harmless against all proceedings, costs, expenses, claims, losses, damage, penalties and liabilities in respect of any act, matter or thing done, omitted to be done or permitted or suffered to be done in contravention of the Landlord's obligations hereunder.
24.4
The Landlord hereby fully indemnifies the Tenant against its actual losses and damages, reason stated in writing, arising from any act, omission, default, misconduct or negligence of the Landlord, its employees, agents and all persons authorized by it or them in connection with:
(a) the performance or purported performance of EM Services which the Landlord agrees to provide hereunder other than losses or damages caused by Tenant;
(b) the carrying out or purported carrying out of the Refurbishment Works; or
(c) the exercise or purported exercise of the Landlord's rights of self help under Clause 23.3; or

(d)	the exercise or purported exercise of the Landlord's rights of inspection and entry to the Premises under Clause 20.
	PART FIVE	REPRESENTATIONS, WARRANTIES, COVENANTS, AND UNDERTAKINGS
25.		Ownership
25.1
The Landlord represents and warrants to the Tenant that it is the legal and sole owner of the Premises (i.e. the land use rights of the Premises and the building ownership rights of the Building) and has the right to lease the Premises according to the terms of this Tenancy. In the event the Landlord is unable to obtain the legal documents substantiating that it is the legal and sole owner of the Premises and has the right to lease the Premises according to the terms of this Tenancy within a reasonable period of time following the Possession Date, the Tenant will have the right to terminate the Tenancy and will be entitled to a full refund of all Rent paid hereunder.
26.		Fitness for Use and Quiet Enjoyment
26.1
The Landlord represents and warrants to the Tenant that as of the Possession Date the Premises have been built in accordance with the Building specifications set forth in Annex 3 of this Tenancy and in compliance with all relevant PRC requirements, standards and specifications, and that the Premises are structurally sound with proper drainage and sewage systems. The Landlord represents and warrants to the Tenant that, as of the Possession Date and throughout the Term, the Premises are and will continue to be fit for the use by the Tenant for the Approved Use.
26.2
Subject to the Tenant performing and observing all of Tenant's obligations and Landlord's rights under this Tenancy, the Landlord represents and warrants to the Tenant that throughout the Term, the Tenant shall be able to peaceably and quietly hold and enjoy the Premises for the use of business set in Business License.
27		Mortgages, Liens and Encumbrances
27.1
The Landlord represents and warrants to the Tenant that, as of the Effective Date of this Agreement, the Premises are free and clear of any mortgages, liens, or other encumbrances or third party rights or interests.
28		Compliance with Law
28.1
The Landlord represents and warrants to the Tenant that, as of the Effective Date and throughout the Term of Tenancy, the Landlord has complied and will continue to comply with all Laws and requirements and directions of the Authorities
(a) relating to the Suzhou Industrial Park (where applicable);
(b) relating to the ownership, lease of the Premises hereunder;
(c) in respect of the observance or performance of the Landlord's obligations hereunder; or
(d)
relating to town and country planning and environmental protection or safety in relation to the Premises, Building and/or Estate and will immediately inform the Tenant in writing of any notice received in relation to this Clause 28.1.
29		General Services
29.1		The Landlord shall provide the EM Services to the Tenant throughout the Term of Tenancy;
29.2		The Landlord shall maintain, repair and keep in good condition and repair:

(a) the exterior, structural parts, concealed parts, cables, ducts, wiring and roof of the Premises and/or the Building;
(b) the structures, concealed pipes, cables, ducts and wiring on the Premises;
(c) the fire fighting and protection equipment on the Premises;
(d) any installations installed or provided by the Landlord on the Premises; and
(e) the entrances, staircases, toilets and other conveniences and all other common areas and facilities of the Premises intended for the use of the Tenant.
	PART SIX	INSURANCE
30		Landlord's Responsibility for Insurance
30.1		The Landlord shall keep the structure and roof of the Building insured against loss or damage.
30.2		The insurance effected under Clause 30.1 shall not include consequential losses due to the Premises being rendered unusable.
31		Tenant's Responsibility for Insurance
31.1		The Tenant shall be liable to keep the Tenant's installations and the contents in the Premises insured against fire and all other hazards.
	PART SEVEN	SURRENDER OF THE PREMISES
32		Yield Up in original state and condition
32.1
Upon the termination of this Tenancy or the expiration of the Term (whichever is earlier), the Tenant shall conduct reinstatement works and yield up the Premises and all of the Landlord's Installations in their original state as of the Possession Date (normal wear and tear and damage by Force Majeure to the Premises excepted).
32.2
Notwithstanding Clause 32.1, for the external facilities installed by the Tenant, the Landlord shall have the absolute discretion to take over the facilities from the Tenant without any cost and expenses. In the event that the Landlord would not take the facilities, the Tenant shall conduct the reinstatement works for the external facilities installed by the Tenant according to Clause 32.1.
32.3		In the event that the Tenant fails to yield up the Premises in accordance to Clause 32.1, the Landlord shall be entitled to exercise its rights under Clause 23.
32.4
If the Tenant is in breach of Clause 32.1, the Landlord shall be entitled to the sum equivalent to the Rent, Service Charge or other sums which the Landlord would have been entitled to if the Tenancy had not terminated, for the period from the termination or expiry of this Tenancy (whichever is earlier) until such reinstatement works have been completed.
32.5
Pursuant to Clause 32.3, the Landlord shall be entitled to deduct the reasonable cost of reinstatement works from the Security Deposit. Where the Security Deposit is insufficient, the Landlord shall give a seven (7) days' prior written notice to the Tenant stating the amount due from the Tenant to the Landlord and providing Tenant with supporting documentation for the cost of such reinstatement and requesting for payment. The Tenant shall pay the amount stated upon the expiry of the notice.
32.6
The Landlord shall return the balance unused monies from the Security Deposit (if any) to the Tenant within thirty (30) days after the termination of the Tenancy or the expiry of the Term (whichever the earlier) without interest.

33		Permit Viewing
33.1
The Tenant shall permit intending tenants accompanied by the Landlord or its authorized persons, at reasonable times to enter and view the Premises during the three (3) calendar months immediately preceding the termination of the Tenancy or the expiry of the Term upon reasonable prior notice and during normal business hours, and upon execution of a confidentiality agreement if requested by Tenant.
34		Renewal of Tenancy
34.1		The Tenant may at any time three (3) months prior to the expiry of the Term make a written request to the Landlord for a renewal of this Tenancy.
34.2
If at the time of the request made pursuant to Clause 34.1, there is no outstanding breach of the Tenant's obligations, the Landlord shall grant to the Tenant a tenancy of the Premises for a further term of three (3) years on the same terms and conditions (without covenants for renewal of this Tenancy and Rent Free Period).
34.3		The rent for the further term of three (3) years is agreed at Renminbi One Million Nine Hundred Ninety-Four Thousand and Ninety-Five and Cent Eighty-eight (RMB1,994,095.88) per annum.
	PART EIGHT	TERMINATION OF TENANCY
35		Landlord's Right of Termination
35.1		The Landlord may terminate and forfeit this Tenancy with immediate effect in the event that:
(i)
The Tenant breaches its Tenant's obligations under the Tenancy and fails to commence remedial work within the period stipulated under the Tenancy, or where no period is specified, within twenty-one (21) days of the Landlord's prior written notice to remedy such breach; or
(ii)
The Rent, Service Charge, interest or any other sums due under or by virtue of the Tenancy, or any part thereof is unpaid for fourteen (14) days after becoming payable (whether the same is formally demanded or not); or
(iii)
The Tenant enters into liquidation, whether compulsory or voluntary (save for the purpose of reconstruction or amalgamation) or the Tenant enters into any arrangement with its creditors by composition or otherwise in anticipation of liquidation; or
(iv) The Tenant suffers any distress, attachment or execution on or against the Tenant's goods in the Estate.
35.2		The Landlord's other rights and remedies in respect of any breach of the Tenant's obligations shall not be prejudiced by Clause 35.1.
35.3
In addition to the Landlord's right under Clause 35.1, the Landlord shall have the right of re-entry to the Premises; and the right to claim as a debt against the Tenant for all outstanding Rent, Service Charge, utility charges and such other sums due and payable up till the termination of the Tenancy.
36		Tenant's Right of Termination
36.1
Upon the pre-matured termination of this Tenancy, the Tenant shall give a written notice of the termination to the Landlord at least three (3) months in advance. The three (3) months shall start from the date on which the Landlord has received such notice. In the event the Tenant failed to give the notice of termination, the Landlord may apply the balance Security Deposit (less such appropriate deduction) to pay the outstanding Rent.

36.2
The Tenant may terminate this Tenancy by serving three (3) months' prior written notice to the Landlord or paying the pro-rated Rent in lieu of such notice period equivalent to amount of three (3) months' rent, without providing any reason.
36.3	The Tenant may terminate and forfeit this Tenancy with immediate effect in the event that:
(a)
the Landlord materially breaches Landlord's obligations or its representations and warranties under this Tenancy and also fails to remedy such breach within twenty-one (21) days of the Tenant's prior written notice to do so; or
(b)
the Landlord enters into liquidation, whether compulsory or voluntary (save for the purpose of reconstruction or amalgamation) or the Landlord enters into any arrangement with its creditors by composition or otherwise in anticipation of liquidation; or
(c) the Landlord's business license or leasing permit is terminated or revoked for any reason whatsoever.
36.4	When the Tenant terminates this Tenancy pursuant to Clause 36.1 or 36.2 of this Tenancy:
(a)
the Landlord shall have the right to retain the Security Deposit upon termination of this Tenancy (subject to the Tenant's entitlement of set-off in case that the Tenant terminates the Tenancy by paying the pro-rated Rent in lieu of six months' notice period and amount equivalent to three (3) months' rent); and
(b)
Rent shall become due and payable by the Tenant for the entire Rent Free Period with effect from the date of the notice of termination. Such Rent shall be calculated at the prevailing rate of Rent on the date of the notice of termination.
36.5
When the Tenant terminates this Tenancy pursuant to Clause 36.3 of this Tenancy and/or pursuant to Clause 37.1 (Force Majeure), the Tenant shall be entitled to the refund of the Security Deposit without interest within thirty (30) days from the expiration of Term, save and except for any Rent or Service Charge that is outstanding at the time of such termination, and the Tenant shall not be liable to the Landlord under this Tenancy in any way whatsoever.
37	Force Majeure
37.1
If the Premises or any part thereof shall at any time during the Term be destroyed or damaged such that the Premises becomes inaccessible or totally unsuitable for use by the Tenant by reason of Force Majeure AND it is not attributable to the willful or negligent misconduct of either Party, the Tenancy shall be suspended immediately and neither Party shall be liable for the damage caused by Force Majeure. If the suspension lasts for more than thirty (30) business days, Tenant has the right to terminate the Tenancy.
37.2	During the suspension of the Tenancy,
(i) The Landlord has the discretion to restore the Premises to its original state as at the Possession Date; and
(ii) The Parties shall use their best endeavors to reach an amicable solution.
37.3
In the event that any of the Parties shall be rendered unable to perform or perform within the stipulated time the whole or any part of its obligations under this Tenancy by reason of Force Majeure, the time limit for the performance of this Tenancy or any provisions thereof should be extended for a period corresponding to the effects of such cause.

37.4
The Party affected by the event of Force Majeure shall inform the other Party in the shortest possible time after the occurrence of such event and provide the other Party with documents sufficiently evidencing the cause, nature and severity of the occurrence of such event as soon as possible.
37.5		Upon the occurrence of an event of Force Majeure, the Parties shall use their best endeavors to reduce the effects of such event on the performance of this Tenancy to a minimum.
	PART NINE	COMPLIANCE WITH RULES, REGULATIONS & LAWS
38		The Parties' Compliance with the Law Applicable to Entities in the Suzhou Industrial Park
38.1		Each Party shall comply with the Law including those which are applicable to entities established in the Suzhou Industrial Park, and fulfill that Party's own obligations under this Tenancy.
39		Tenant's Compliance & Observation of the Estate Management Rules & Regulations
39.1
The Tenant shall observe and comply with and ensure observance and compliance with all reasonable rules, notices, regulations, handbooks and stipulations which may, from time to time, be made or issued by the Landlord in respect of the Estate and/or the Premises PROVIDED THAT such rules, notices, regulations, handbooks and stipulations shall not be inconsistent with the Law, and are provided to Tenant.
40		Tenant's Compliance with the Law
40.1
The Tenant shall comply with any Law and all directions and requirements of the Authorities, relating to the Estate (where applicable) and to the use and occupation of the Premises, in respect of the observance or performance of the Tenant's Obligations; or relating to town and country planning and environmental protection or safety in relation to the Building and/or the Premises.
40.2		Where the Tenant receives any notice from the Authorities pertaining to the Estate, the Tenant shall immediately inform the Landlord in writing.
41		Applicable Law
41.1		The execution, validity, interpretation and performance of this Tenancy and the resolution of any dispute arising from or in relation to this Tenancy shall be governed by the laws of the PRC.
42		Dispute Resolution
42.1
In the event any dispute arises between the parties out of or in relation to this Tenancy, including any dispute regarding its breach, termination, validity or interpretation, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute has not been resolved through friendly consultations within sixty (60) days after one Party has served written notice to the other Party requesting the commencement of consultations, then the dispute shall be settled by arbitration.
42.2		The arbitration shall be conducted by the China International Economic Trade Arbitration Centre ("CIETAC") Shanghai Branch to be held in Shanghai in accordance with its procedural rules then in force.
	PART TEN	NOTICE & SERVICE
43		Service of Notices
43.1		Every written notice under this Tenancy shall be served by personal delivery, registered post or facsimile transmission.

43.2		Subject as otherwise provided in this Tenancy, the written notice is deemed to have been received by either Party where the notice is delivered by one Party to the other Party:
(i) Personally or registered post, immediately upon receipt by that receiving Party; or
(ii) By facsimile transmission, at the time of dispatch with confirmed answer-back of the addressee appearing at the beginning and end of the transmission.
43.3
Every notice to the Parties shall be delivered to the address(es) or facsimile number(s) set out on the execution pages of this Tenancy or to such other address or facsimile number as may from time to be time be notified by the recipient to the other Party in this Tenancy.
	PART ELEVEN	MISCELLANEOUS
44		Change in Floor Area of Building
44.1		No immaterial error or misstatement as to the description of the Gross Floor Area of the Premises shall annul the Tenancy or entitle the Tenant to be discharged from the Tenancy.
45		Severability
45.1
If at any time any provision or any part of a provision is or becomes illegal invalid or unenforceable in any respect, the remaining provisions or parts of the provision (to the extent that they are severable from such illegal invalid or unenforceable provision or part of provision) shall in no way be affected or impaired thereby.
46		Sets of Tenancy
46.1
The Parties shall execute six (6) original sets of this Tenancy, being three (3) sets in English text and three (3) sets in Chinese text. One set of English text and one set of Chinese text shall be submitted to the Suzhou Industrial Park Administrative Committee for registration. The Parties shall each have one (1) set of English and Chinese text.
46.2		In the event that there are discrepancies between the English and Chinese texts of this Tenancy, the Chinese text shall prevail.
47		Consequential Damages
47.1		Neither Party shall be liable to the other for any indirect or consequential losses or damages, including but not limited to, loss profits, arising out of this Agreement.

        IN WITNESS WHEREOF the parties have set their hands the day and year first above written.

SIGNED BY
Du Jianhua
General Manager of
CHINA-SINGAPORE SUZHOU INDUSTRIAL PARK LAND CO.,LTD
For and on behalf of the Landlord in the presence of
 Zhou Yuan
Deputy General Manager
Address: #108 Xin Han Suzhou Industrial Park, Jiangsu, China 215021
 Telephone Number(s): 86 512 67618568
 Facsimile Number(s): 86 512 67616011

SIGNED BY

(name) Vest Oliver Henry
(position) General Manager
BENCHMARK ELECTRONICS (SUZHOU) CO., LTD.
For and on behalf of the Tenant
in the presence of
 First American Title Insurance Company of Oregon
(name)

(position)

(company address): 19075 Northwest Tanasbourne Drive, No.
100, Hillsboro, Oregon 97124
Telephone Number(s): (503) 645-0320
 Facsimile Number(s): (503) 645-6351

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  Exhibit 10.35
TENANCY AGREEMENT FOR SUCHUN INDUSTRIAL SQUARE
PARTICULARS OF TENANCY
GENERAL TERMS AND CONDITIONS